Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President, and CEO (334) 821-9200

Press Release – January 29, 2021

Auburn National Bancorporation, Inc. Reports

Full Year Net Earnings of $7.5 million, or $2.09 per share

Quarterly Net Earnings of $2.1 million, or $0.58 per share

Full Year 2020 Results:

•	Net interest margin decreased to 2.92% in 2020, compared to 3.43% in 2019

•	Mortgage lending income increased by $1.5 million in 2020, or 168%, compared to 2019

•	Funded 423 loans in 2020 for $36.5 million under the Paycheck Protection Program (“PPP”), supporting an estimated 5,500 jobs

•	Provision for loan losses increased to $1.1 million in 2020, compared to a negative provision of $0.3 million in 2019 primarily due to risks resulting from the Coronavirus (“COVID-19”) pandemic

•	The allowance for loan losses to total loans increased to 1.22% in 2020, compared to 0.95% at year-end 2019

•	Named a “Banking Performance Powerhouse” by Bank Director in their 2021 ‘RankingBanking’ study

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported quarterly net earnings of $2.1 million, or $0.58 per share, for the fourth quarter of 2020, compared to $2.7 million, or $0.75 per share, for the fourth quarter of 2019. For the full year 2020, the Company reported net earnings of $7.5 million, or $2.09 per share for 2020, compared to $9.7 million, or $2.72 per share, for 2019. The decrease in full year 2020 net earnings was primarily driven by the negative impact of the COVID-19 pandemic, which resulted in elevated provision for loan losses, compared to 2019, in addition to a lower interest rate environment.

“I am very proud of our organization’s response to the challenges presented by the COVID-19 pandemic and I would like to extend my sincere thanks to our entire team for the results we achieved in 2020 and the efforts of our staff to stay safe while being accessible to customers,” said Robert W. Dumas, Chairman, President, and CEO. “We believe the Company’s strong balance sheet is well positioned to continue to support our customers and communities through the pandemic,” said Mr. Dumas.

“I am also pleased to report the Company was recently named a Banking Performance Powerhouse by Bank Director in their 2021 ‘RankingBanking’ study. The ranking included the 20 highest performing banks in the United States based on total shareholder return over a 20 year period-ended June 30, 2020. Once again, we remain confident that our long-term approach and philosophy of knowing and caring for our customers, maintaining exceptional asset quality, and supporting our communities will enable us to continue to generate value for our shareholders in the future,” said Mr. Dumas.

Net interest income (tax-equivalent) was $6.3 million for the fourth quarter of 2020, a decrease of 1% compared to $6.4 million for the fourth quarter of 2019. This decrease was primarily due to net interest margin compression resulting from the Federal Reserve’s interest rate reductions in response to COVID-19. Net interest margin (tax-equivalent) decreased to 2.81% in the fourth quarter of 2020, compared to 3.27% for the fourth quarter of 2019 primarily due to the lower interest rate environment and changes in our asset mix resulting from the significant increase in customer deposits.

The Company recorded no provision for loan losses for the fourth quarter of 2020, compared to a negative provision of $0.3 million for the fourth quarter of 2020. At December 31, 2020, the Company’s allowance for loan losses was $5.6 million, or 1.22% of total loans, compared to $4.4 million, or 0.95% of total loans, at December 31, 2019. Excluding PPP loans, the Company’s allowance for loan losses was 1.27% of total loans at December 31, 2020.

We have identified certain commercial sectors with enhanced risk resulting from the impact of COVID-19. Loans within these sectors represent 86% of the Company’s total COVID-19 related modifications at December 31, 2020. The table below summarizes the loans outstanding for these sectors at December 31, 2020.

	Portfolio Segment

(Dollars in thousands)	Commercial and industrial	Construction and land development	Commercial real estate		Total	% of Total Loans
December 31, 2020:
Hotel/motel	$866	10,549	42,900	$	54,315	12%
Shopping centers	8	—	30,000		30,008	6
Retail, excluding shopping centers	327	—	18,053		18,380	4
Restaurants	1,407	—	12,865		14,272	3
Total	$2,608	10,549	103,818	$	116,975	25%

At December 31, 2020, our loan payment deferrals or other loan modifications totaled $32.3 million, or 7% of total loans. This was a decline from $87.1 million, or 18% of total loans at September 30, 2020 and $112.7 million, or 24% of total loans at June 30, 2020. The tables below provide information concerning the composition of these COVID-19 modifications as of December 31, 2020.

COVID-19 Modifications			Modification Types

(Dollars in thousands)	Balance	% of Portfolio Modified	Interest Only Payment	P&I Payments Deferred
Commercial and industrial	$741	—%	100%	—%
Commercial real estate	31,399	7	100	—
Residential real estate	133	—	—	100
Total	$32,273	7%	99%	1%

COVID-19 Modifications within High Exposure Commercial Real Estate Segments

(Dollars in thousands)	Balance of Loans Modified	% of Total Segment Loans
Hotel/motel	$26,427	49%
Restaurants	1,442	10

During 2020, we participated in the PPP, where the federal government provided loan guarantees and forgiveness for qualifying loans, and generated 423 PPP loans with an aggregate outstanding principal balance of $36.5 million. We collected approximately $1.5 million in fees payable by the federal government on our PPP loans. These fees are recognized, net of related costs, as a yield adjustment over the life of the underlying PPP loans. During 2020, we received payments and forgiveness on 158 loans totaling $17.5 million. The outstanding balance for the remaining 265 loans as of December 31, 2020 was approximately $19.0 million.

Noninterest income was $1.4 million in the fourth quarter of 2020, compared to $2.5 million in the fourth quarter of 2019. The decrease was primarily due to a $1.7 million payment received by the Company during the fourth quarter of 2019 that resulted from the termination of a loan guarantee program operated by the State of Alabama. This decrease was partially offset by an increase in mortgage lending income of $0.5 million during the fourth quarter of 2020 compared to the fourth quarter of 2019, as lower interest rates for mortgage loans increased refinancing activity and pricing margins improved.

Noninterest expense was $5.1 million in the fourth quarter of 2020 compared to $5.6 million during the fourth quarter of 2019. The decrease was primarily due to a reduction of $0.2 million in salaries and benefits expense and $0.3 million of various expenses related to the planned redevelopment of the Company’s headquarters in downtown Auburn.

Income tax expense was $0.4 million for the fourth quarter of 2020, compared to $0.7 million during fourth quarter of 2019. The Company’s effective tax rate for the fourth quarter of 2020 was 17.92%, compared to 20.00% in the fourth quarter of 2019. This change was primarily due to a decrease in the level of earnings before taxes relative to tax-exempt sources of income. The Company’s effective income tax rate is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities and bank-owned life insurance.

The Company paid cash dividends of $0.255 per share in the fourth quarter of 2020, an increase of 2% from the same period in 2019. At December 31, 2020, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $957 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic and related government, Federal Reserve and regulatory response, including economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K, our interim reports on Form 10-Q and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 5

Financial Highlights (unaudited)

	Quarter ended December 31,				Years ended December 31,

(Dollars in thousands, except per share amounts)	2020		2019		2020		2019
Results of Operations
Net interest income (a)	$6,311		$6,406		$24,830		$26,621
Less: tax-equivalent adjustment	123		126		492		557
Net interest income (GAAP)	6,188		6,280		24,338		26,064
Noninterest income	1,403		2,458		5,375		5,494
Total revenue	7,591		8,738		29,713		31,558
Provision for loan losses	—		(250)		1,100		(250)
Noninterest expense	5,086		5,633		19,554		19,697
Income tax expense	449		671		1,605		2,370
Net earnings	$2,056		$2,684		$7,454		$9,741

Per share data:
Basic and diluted net earnings:	$0.58		$0.75		$2.09		$2.72
Cash dividends declared	$0.255		$0.25		$1.02		$1.00
Weighted average shares outstanding:	3,566,276		3,566,146		3,566,207		3,581,476
Shares outstanding, at period end	3,566,276		3,566,146		3,566,276		3,566,146
Book value	$30.20		$27.57		$30.20		$27.57
Common stock price:
High	$43.00		$53.90		$63.40		$53.90
Low	36.75		40.00		24.11		30.61
Period-end	$42.29		$53.00		$42.29		$53.00
To earnings ratio	20.23	x	19.49	x	20.23	x	19.49	x
To book value	140	%	192	%	140	%	192	%
Performance ratios:
Return on average equity (annualized):	7.63	%	10.86	%	7.12	%	10.35	%
Return on average assets (annualized):	0.87	%	1.30	%	0.83	%	1.18	%
Dividend payout ratio	43.97	%	33.33	%	48.80	%	36.76	%
Other financial data:
Net interest margin (a)	2.81	%	3.27	%	2.92	%	3.43	%
Effective income tax rate	17.92	%	20.00	%	17.72	%	19.57	%
Efficiency ratio (b)	65.93	%	63.55	%	64.74	%	61.33	%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$534		$187		$534		$187
Total nonperforming assets	$534		$187		$534		$187

Net (recoveries) charge-offs	$(43)		$171		$(132)		$154

Allowance for loan losses as a % of:
Loans	1.22	%	0.95	%	1.22	%	0.95	%
Nonperforming loans	1,052	%	2,345	%	1,052	%	2,345	%
Nonperforming assets as a % of:
Loans and other real estate owned	0.12	%	0.04	%	0.12	%	0.04	%
Total assets	0.06	%	0.02	%	0.06	%	0.02	%
Nonperforming loans as a % of total loans	0.12	%	0.04	%	0.12	%	0.04	%
Net (recoveries) charge-offs as a % of average loans (c)	(0.04)%		0.15	%	(0.03)%		0.03	%

Selected average balances:

Securities	$325,102	$249,106	$297,449	$245,038

Loans, net of unearned income	466,704	469,579	462,561	473,213

Total assets	944,439	827,684	900,645	826,545

Total deposits	828,801	723,557	789,163	727,723

Total stockholders’ equity	107,791	98,887	104,734	94,151

Selected period end balances:

Securities	$335,177	$235,902	$335,177	$235,902

Loans, net of unearned income	461,700	460,901	461,700	460,901

Allowance for loan losses	5,618	4,386	5,618	4,386

Total assets	956,597	828,570	956,597	828,570

Total deposits	839,792	724,152	839,792	724,152

Total stockholders’ equity	107,689	98,328	107,689	98,328

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.
(c)	Net (recoveries) charge-offs are annualized.

Reports Full Year and Fourth Quarter Net Earnings/page 6

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,

(Dollars in thousands, except per share amounts)	2020	2019	2020	2019

Net interest income, as reported (GAAP)	$6,188	$6,280	$24,338	$26,064

Tax-equivalent adjustment	123	126	492	557

Net interest income (tax-equivalent)	$6,311	$6,406	$24,830	$26,621